GAIN Capital Announces Monthly Metrics for October 2014

Bedminster, New Jersey (November 10, 2014) - GAIN Capital Holdings, Inc. (NYSE: GCAP, “GAIN” or “the Company”) today reported certain operating metrics for the month of October 2014.

Retail metrics

•	Retail OTC trading volume[1] of $273.4 billion, an increase of 14.4% from September 2014 and an increase of 45.2% from October 2013.

•	Average daily retail OTC trading volume of $11.9 billion, an increase of 9.5% from September 2014 and an increase of 45.2% from October 2013.

•	Active retail OTC accounts[2] of 94,204, an increase of 0.5% from September 2014 and a decrease of 9.2% from October 2013.

•	Futures contracts of 816,501, an increase of 25.5% from September 2014 and an increase of 53.8% from October 2013.

•	Average daily futures contracts of 35,500, an increase of 20.1% from September 2014 and an increase of 53.8% from October 2013.

•	Total funded accounts[3] of 132,561, an increase of 0.4% from September 2014 and an increase of 3.2% from October 2013.

Institutional metrics

•	Total institutional trading volume[4] of $437.6 billion, a decrease of 0.9% from September 2014 and an increase of 49.7% from October 2013.

•	Average daily institutional volume of $19.0 billion, a decrease of 5.2% from September 2014 and an increase of 49.7% from October 2013.

•	GTX trading volume[5] of $397.8 billion, a decrease of 1.6% from September 2014 and an increase of 60.4% from October 2013.

•	Average daily GTX volume of $17.3 billion, a decrease of 5.9% from September 2014 and an increase of 60.4% from October 2013.

Historical metrics and financial information can be found on the Company’s investor relations website at http://ir.gaincapital.com.

1 U.S. dollar equivalent of notional amounts traded
2 Retail OTC accounts that executed a transaction during the last 12 months
3 Retail accounts that maintained a cash balance
4 U.S. dollar equivalent of notional amounts traded
5 U.S. dollar equivalent of notional amounts traded

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN’s financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN Capital
GAIN Capital Holdings, Inc. (NYSE: GCAP) provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities.  GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Investor Relations Contact
Hugh Collins and Lynn Morgen
MBS Value Partners
+1 212.750.5800
gain@mbsvalue.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com